Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of December 1, 2010, by and between Northern Tier Energy LLC, a Delaware limited liability company (the “Company”), and Hank Kuchta (the “Executive”). This Agreement will become effective upon the consummation of the transaction (the “Transaction”) completed by that certain Formation Agreement, dated as of October 6, 2010 (as it may be amended from time to time, the “Formation Agreement”), by and among Marathon Petroleum Company LP, Speedway SuperAmerica LLC, and Northern Tier Investors LLC (“NTI LLC”). In the event that the Formation Agreement is terminated, this Agreement shall be null and void ab initio. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Formation Agreement.

RECITALS

In order to induce the Executive to serve as the Chief Operating Officer of the Company, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

The Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

Section 1. Employment.

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive during the term hereof as Chief Operating Officer of the Company. In his capacity as Chief Operating Officer of the Company, the Executive shall report to the Chief Executive Officer and the Board of Managers of the Company (the “Board”) and shall have the customary powers, responsibilities and authority of the Chief Operating Officer of corporations of the size, type and nature of the Company, as they exist from time to time, as are reasonably determined by the Board.

1.2 Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment as Chief Operating Officer of the Company commencing on the Effective Date (as defined in Section 2), and agrees to devote his full business time and efforts, and his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.

1.3 While employed hereunder, the Executive will not engage in any other business, profession, or occupation for compensation or otherwise which materially conflicts with the rendering of services to the Company, either directly or indirectly, in the reasonable determination of the Board. However, nothing in this Agreement shall preclude the Executive from engaging in charitable and community activities and managing passive personal investments, so long as such activities do not materially interfere with his duties and responsibilities hereunder in the reasonable determination of the Board.

1.4 The Company acknowledges and agrees that the Executive’s principal place of employment will be at the Company’s headquarters in Ridgefield, Connecticut, subject to required travel consistent with the Executive’s position.

1.5 While employed as Chief Operating Officer of the Company, the Executive shall be appointed as a member of the Board and as a member of the board of managers of Northern Tier Holdings LLC, a Delaware limited liability company and parent entity of the Company (“NTI Holdings”).

Section 2. Term of Employment.

The Executive’s term of employment under this Agreement shall commence on the date of the Closing (the “Effective Date”) and, subject to the terms hereof, shall terminate on the first (1st) anniversary of the Effective Date (the period from the Effective Date until the termination of this Agreement shall be the “Term”). Notwithstanding the preceding sentence to the contrary, commencing on the first (1st) anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for a period of one (1) additional year following the expiration of the otherwise applicable Term unless, not later than ninety (90) days prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect (such notice being a “Notice of Non-Renewal”).

Section 3. Compensation.

3.1 Base Salary. The Company shall pay to the Executive a base salary (“Base Salary”) at the rate of $450,000 per annum for the period commencing on the Effective Date and ending at the end of the Term. Base Salary shall be payable in accordance with the Company’s ordinary payroll practices. The Board will review the Executive’s Base Salary annually and may increase, but not decrease, the Executive’s Base Salary from time to time. Any increase in Base Salary shall be in the sole discretion of the Board and, as so increased, shall constitute “Base Salary” hereunder.

3.2 Annual Cash Incentive Bonus. In addition to his Base Salary, the Executive shall be eligible to receive an annual cash incentive bonus (the “Bonus”) during the Term. The target amount of the Bonus shall be equal to 100% of the Executive’s Base Salary, as in effect from time to time, upon the achievement of certain performance targets as determined by the Board in its sole discretion. The Executive’s Bonus shall be prorated for the calendar year in which the Effective Date occurs (unless the Effective Date is January 1 of that year) and for the calendar year in which the Date of Termination (as defined in Section 6.5) occurs (unless the Date of Termination is December 31 of that year). The Bonus shall be paid for a calendar year in the immediately following calendar year and within ninety (90) days after the end of the calendar year to which it relates.

3.3 Common Units and Profit Units. As of the Effective Date, (i) the Executive shall cause NTR Partners II, LLC to contribute $5,000,000 to Northern Tier Investors, L.P., a Delaware limited partnership and parent entity of NTI LLC (“NTI LP”), in exchange for 5,000,000 “Class A Common Units” in NTI, LP, as such term is defined in the limited partnership agreement of NTI, LP (the “NTI LPA”), (ii) the Company shall cause ManageCo, LP, a Delaware limited partnership (“ManageCo, LP”), to grant to the Executive 0 “Class C1 Profit Units,” 1,237,500 “Class C2 Profit Units,” 1,237,500 “Class C3 Profit Units,” 2,193,750 “Class C4 Profit Units,” and 2,193,750 “Class C5 Profit Units” in ManageCo, LP as such terms are defined in the limited partnership agreement of ManageCo, LP (the “ManageCo LPA”) and (iii) the Company shall cause NTI, LP to grant to NTR Partners, LLC 3,500,000 “Class D Profit Units” in NTI, LP as such term is defined in the NTI LPA. The Executive and NTR Partners, LLC will be required to become and will be admitted as limited partners of ManageCo, LP and NTI, LP, respectively, by executing the ManageCo LPA and the NTI LPA, respectively. The above described “Profit Units” and “Common Units” will be governed by the terms of the ManageCo LPA and NTI LPA, as applicable, copies of which will be provided to the Executive prior to the Effective Date.

Section 4. Employee Benefits.

The Company shall provide the Executive during the Term with coverage under such employee benefit programs, plans and practices, including, without limitation, with respect to vacation and fringe benefits, (commensurate with his position in the Company and to the extent permitted under any employee benefit plan and with such plan having been approved by the Board) in accordance with the terms thereof, which the Company generally makes available to its senior executives from time to time. Without limiting the generality of the preceding sentence, the Company shall provide, at its expense, life insurance for the benefit of the Executive in an amount not less than 200% of the Base Salary.

Section 5. Expenses.

The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse the Executive for all such expenses in accordance with the Company’s policy.

Section 6. Termination of Employment.

6.1 The severance benefits in this Section 6 are exclusive, and in no event shall the Executive be entitled to any severance benefits pursuant to any other plan, policy, practice, custom, agreement or arrangement of the Company.

6.2 Effective upon the Date of Termination (as defined in Section 6.5), the Executive will be deemed to have resigned from all other positions, titles, duties, authorities and responsibilities with, arising out of, or relating to his employment with the Company, including his membership on the Board, and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations.

6.3 During the Term and for so long as there exists liability thereafter with regard to the Executive’s activities during the Term on behalf of the Company and its Subsidiaries (regardless of whether as an employee, officer, or member of the Board or in any other capacity on behalf of the Company or its Subsidiaries), the Company shall indemnify, defend and hold harmless the Executive to the fullest extent permitted by applicable law from and against any loss, liability, damages, cost or expense (including, without limitation, reasonable legal fees and expenses and any amounts paid in settlement), and in no event in connection with the Executive’s gross negligence or willful misconduct, and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses). The obligation of the Company to indemnify, defend and hold harmless the Executive as provided pursuant to the preceding sentence shall be automatically modified, expanded and extended, to the extent necessary to indemnify, defend and hold harmless the Executive on terms and conditions no less favorable than the Company provides at any time during the Term to other senior executives of the Company and/or members of the Board.

6.4 During the Term and for six (6) years thereafter, the Executive shall be entitled, at the Company’s expense, to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other executive officers and members of the Board, as may be amended from time to time.

6.5 For purposes of this Agreement, the Executive’s “Date of Termination” shall be (i) if the Executive’s employment with the Company is terminated by his death, the date of his death, (ii) if the Executive’s employment with the Company is terminated by his Disability, on the date the Executive receives written notice of his termination from the Company (unless such notice expressly provides for a later effective date), (iii) if the Executive voluntarily terminates his employment without Good Reason (as defined in Section 6.13), the date specified in the notice of termination, which shall not be less than ninety (90) days after the date on which the notice of termination is given, (iv) if the Executive’s employment is terminated as a result of the Company’s or the Executive’s Notice of Non-Renewal, the date of the expiration of the Term, (v) if the Executive’s employment is terminated by the Company without Cause (as defined in Section 6.12), or by the Executive with Good Reason, the date specified in the notice of termination, which shall not be less than ninety (90) days after the date on which the notice of termination is given, and (vi) if the Executive’s employment is terminated for any other reason, the date on which a notice of termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the Executive and the Company, after the giving of such notice) set forth in such notice of termination.

6.6 Termination Due to the Company’s or the Executive’s Notice of Non-Renewal.

(a) In the event of termination of the Executive’s employment due to the Company’s Notice of Non-Renewal, the Executive will receive the amounts described in Section 6.6(a)(1) and the severance benefits described in Sections 6.6(a)(2) and (3); in the event of termination due to the Executive’s Notice of Non-Renewal, the Executive will receive the amounts described in Sections 6.6(a)(1) and (3):

(1) the Executive’s Base Salary through the Date of Termination, any earned but unpaid portion of the Executive’s Bonus for the year preceding the year in which such termination occurs (which amount shall be “earned” as determined by the Company based on the achievement of the relevant performance criteria for the entire year), reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination, and such employee benefits, if any, as to which the Executive may be entitled under employee benefit plans in accordance with their terms (the amounts described, in this paragraph, reduced by any reasonably undisputed amounts owed to the Company by the Executive, being referred to as the “Accrued Rights”) payable in accordance with usual and customary payroll practices;

(2) continuation of the Executive’s Base Salary for a period of twenty-four (24) months following the end of the Term (payable in accordance with usual and customary payroll practices); provided that the first payment shall be made on the thirty-sixth (36th) day following the termination of the Executive’s employment and shall include any amounts that would have otherwise been due prior to such thirty-sixth day;

(3) a pro rata portion (or the entire portion if such termination of employment occurs on December 31) of any annual performance bonus that the Executive would have been entitled to receive for the year in which such Date of Termination occurs, determined based upon the actual satisfaction of performance goals; provided, that any such pro rata portion (or the entire portion if such Date of Termination occurs on December 31) of any annual performance bonus shall be paid at the time the bonus would have otherwise been paid pursuant to Section 3.2 of this Agreement if the Executive’s employment had not terminated.

The Executive’s receipt of the benefits in Sections 6.6(a)(2) and (3) shall be contingent on the Executive’s (x) execution, delivery and non-revocation (during the revocation period specified in the Form of Release (as defined below)) of an effective release of claims (the “Form of Release”) (in a form substantially identical to the form of release attached hereto as Exhibit A) in favor of the Company and related parties within thirty-five (35) days following the Date of the Termination (which Form of Release shall be delivered to the Executive within two (2) days following the Date of Termination), (y) continued compliance with the various post-employment restrictive covenants set forth in Sections 7, 8 and 9 (subject, in all cases, to the materiality, notice and cure provisions set forth in Section 7.4), and (z) tender of his resignation from the Board within thirty-five (35) days following the Date of Termination.

(b) Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.7 Termination Without Cause or for Good Reason. In the event that the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason by delivery of written notice to the Company within the sixty (60) day period commencing upon the occurrence of Good Reason (with such termination effective only in the event that the Company, as applicable, fails or is unable to cure said Good Reason within thirty (30) days after such written notice is delivered to the Company), then:

(a) The Executive will receive:

(1) all benefits described in Sections 6.6(a)(1) and (3), and

(2) subject to the Executive’s (x) execution, delivery and non-revocation (during the revocation period specified in the Form of Release) of the Form of Release within thirty-five (35) days following the Date of the Termination (which Form of Release shall be delivered to the Executive within two (2) days following the Date of Termination), (y) continued compliance with the various post-employment restrictive covenants set forth in Sections 7, 8 and 9 (subject, in all cases, to the materiality, notice and cure provisions set forth in Section 7.4) , and (z) tender of his resignation from the Company Board within thirty five (35) days following the Date of Termination:

(i) continuation of the Base Salary for a period of twenty-four (24) months all to be paid in accordance with the Company’s normal payroll practices over the twenty-four (24) month period commencing on the Date of Termination; provided that the first payment shall be made on the thirty-sixth (36) day following the Date of Termination and shall include any amounts that would have otherwise been due prior to such thirty-sixth day; and

(3) continued coverage for the Executive (and/or any spouse or dependent who participates in the Company health insurance plans) for a period of eighteen (18) months following the Date of Termination under the Company’s health insurance plans in accordance with the terms thereof, at the same level and with the same subsidy by the Company as was provided to the Executive immediately prior to the Date of Termination (such continuing coverage by the Company will be regardless of any continuation of coverage the Executive is entitled to under Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”)), until the Executive elects corresponding coverage by another employer’s health insurance plan.

(b) Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.8 Termination upon the Executive’s Resignation without Good Reason. The Executive may terminate his employment pursuant to this Agreement at any time by delivery of a written notice of his resignation (“Notice of Resignation”) to the Company. In the event that the Executive resigns without Good Reason, then the Executive will receive only the Accrued Rights but no severance benefits. Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.9 Termination for Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company for Cause by written notice to the Executive (“Notice of Termination”) of Cause (as defined in Section 6.12). In the event that the Executive is terminated by the Company for Cause, then the Executive will receive only the Accrued Rights, but no severance benefits. Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.10 Disability. If the Executive becomes “disabled,” as that term is defined in the Company’s long-term disability plan for its senior executives (or as defined in Section 22(e)(3) of the Code in the event the Company fails to obtain or maintain a long-term disability plan), the Company may terminate the Executive’s employment, in the Board’s sole discretion, on written notice thereof, and:

(a) The Executive shall receive the Accrued Rights and the following disability benefits:

(1) any amounts payable pursuant to the terms of the Company’s long-term disability plan according to its terms. Prior to the expiration of the elimination period for the Company’s long term disability policy covering the Executive at the time of such disability, the Executive shall continue to receive his then current Base Salary and the employee benefits described in Section 4 which he is then receiving in accordance with the terms of such benefit plans.

(2) continued coverage for the Executive (and/or any spouse or dependent who participates in the Company health insurance plans) for a period of eighteen (18) months following the Date of Termination under the Company’s health insurance plans in accordance with the terms thereof, at the same level and with the same subsidy by the Company as was provided to the Executive immediately prior to the Date of Termination, (such continuing coverage by the Company will be regardless of any continuation of coverage the Executive is entitled to under COBRA), until the Executive elects corresponding coverage by another employer’s health insurance plan.

(b) Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.11 Death.

(a) In the event of the Executive’s death during the Term, the Executive’s heir(s) shall receive the following:

(1) the Accrued Rights.

(b) Treatment of equity upon the Executive’s termination shall be determined in accordance with the terms and conditions of the ManageCo LPA and the NTI LPA, as applicable.

6.12 Definition of Cause. For purposes of this Agreement a termination shall be a termination for “Cause” only if: (a) the Executive fails or refuses to comply with reasonable, direct instructions of the Board that are consistent with the Executive’s duties as a senior executive of the Company and with relevant requirements of law and regulation, as set forth in a written notice to the Executive, setting forth such instructions in detail, such compliance to be within ten (10) days following such notice or such other time as may be reasonably required for such compliance (other than any such failure resulting from Good Reason or any such failure resulting from the Executive’s short-term incapacity due to physical or mental illness) or (b)(i) the willful or grossly negligent engaging by the Executive in misconduct (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) which is materially injurious to the Company or any of its Affiliates, (ii) perpetration by the Executive of an intentional and knowing fraud against or affecting the Company or any of its Affiliates or any customer, client, agent or employee of the Company or any of its Affiliates, (iii) a material breach by the Executive during the Term of any of the covenants contained in this Agreement, which breach is not cured within ten (10) days following written notice from the Company, or (iv) the Executive being charged with, convicted of, or pleading guilty or no contest to, a felony or a crime involving fraud, dishonesty or moral turpitude provided, however, that in respect of conduct described in clauses (b)(i) through (iv), if such conduct does not directly affect the Company or its Subsidiaries, such conduct shall be deemed to constitute “Cause” only if it would reasonably be expected that either such conduct or the continued employment of the Executive would result in material prejudice to the interests or reputation of the Company or its Subsidiaries. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its Subsidiaries.

6.13 Definition of Good Reason.

(a) For purposes of this Agreement, the term “Good Reason” shall mean:

(1) the failure of the Board to continue the Executive as Chief Operating Officer of the Company;

(2) the failure to elect or appoint the Executive as a member of the Board as soon as practicable following the Effective Date, or the subsequent removal from or failure to reelect or reappoint the Executive as a member of the Board;

(3) a material breach by the Company during the Term of any of the covenants contained in this Agreement including, without limitation, the failure by the Company to comply with the provisions of Sections 3, 4, or 5 regarding salary, equity, incentive compensation, business expense reimbursement and benefits;

(4) any substantial adverse reduction in duties or responsibilities made without the Executive’s written consent; or

(5) the Company relocates its principal executive offices to a location more than twenty (20) miles from its present location without the Executive’s prior written consent;

provided, in each case, that within ninety (90) days following the later of the initial occurrence of or the Executive having actual knowledge of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice (provided, however, the Company shall not have such right to cure in the event the circumstance for termination is pursuant to Sections 6.13(a)(1) or (2)), and the Executive’s separation from service with the Company shall have occurred within two (2) years following the initial occurrence of the applicable event.

Section 7. Nondisclosure of Confidential Information; Non-Solicitation; Non-Competition.

7.1 Confidential Information. The Executive will not disclose to any other person (except as required by applicable law or regulation or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information. For purposes hereof, “Confidential Information” shall mean information (in whatever form) of the Company or any of its Affiliates which is generally not known to the public and which is not publicly available and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including, without limitation, trade secrets or proprietary information, financial information, operating budgets, strategic plans, research methods, personnel data, or projects or plans, in each case, received by the Executive in the course of his employment with the Company or obtained by him incident to his employment with the Company. Notwithstanding the preceding, the term “Confidential Information” shall not include any information that is or becomes available from public sources or in the public domain, through no fault of the Executive, received at any time from any third party without breach of a non-disclosure obligation to the Company, readily discernible from publicly-available products or literature, or approved for disclosure by prior written permission of a corporate officer of the Company.

7.2 Non-Solicitation; Non-Competition.

(a) During the Executive’s employment by the Company hereunder and during a period of twelve (12) months following the Date of Termination (provided the Executive’s employment is not terminated as a result of the Company’s Notice of Non-Renewal), the Executive will not, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), compete in any state or territory of the United States with the Company in any business conducted or then being actively planned by the Company or any Subsidiary during the period of his employment hereunder. The restriction on competition for the purposes of this Agreement shall not include: (i) the passive ownership of securities in any public enterprise and exercise of rights appurtenant thereto, so long as such securities represent no more than five percent (5%) of the voting power of all securities of such enterprise and do not include active management or effective control of said enterprise, (ii) the indirect ownership of securities through ownership of shares in a registered investment company, or (iii) working for a non-competing division of a multi-divisional company, if and to the extent that no work is performed for or on behalf of any competing division of such company.

(b) During the Executive’s employment by the Company hereunder and during the twenty-four (24) months following the Date of Termination, the Executive will not, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), (i) hire or attempt to hire any employee of the Company or any Subsidiary or any person who was an employee of the Company or any Subsidiary at any time during the twelve (12) months immediately prior to the Date of Termination, assist in such hiring by any other person, encourage any such employee to terminate his relationship with the Company or any Subsidiary (provided, however, that the foregoing provision shall not prohibit (A) the Executive from soliciting for employment or hiring any such person whose employment with the Company or any Subsidiary has been terminated or has otherwise ended; (B) solicitations made by the Executive to the public or to employees in any or all of the refining, terminaling, pipeline transportation or retail marketing segments of the petroleum refining and marketing industry generally) or (ii) directly or indirectly, request or cause collaborative partners, contracting parties, or suppliers with whom the Company or any Subsidiary has a business relationship to cancel or terminate any such business relationship with the Company or any Subsidiary.

7.3 The parties agree that any breach of the covenants contained in or incorporated by reference into this Section 7 would irreparably injure the non-breaching party. Accordingly, the Executive agrees that a non-breaching party may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the breaching party from any court having jurisdiction over the matter restraining any further violation of this Agreement by the breaching party.

7.4 The Executive agrees that in the event of a material breach of the covenants contained in this Section 7, or in Sections 8 or 9, by the Executive following the Executive’s termination of employment which the Executive has failed to substantially cure within thirty (30) days following the date on which the Executive receives written notice of such breach from the Company, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any further payments of the amounts and/or benefits to be provided to the Executive pursuant to Sections 6.6(a)(2) and (3), and 6.7(a)(2)(i).

Section 8. Work Product Is the Property of the Company.

All of the Executive’s work product during the term of his employment by the Company will be the property of the Company to the extent (i) it is conceived while performing his duties for the Company, (ii) that it is based upon or uses Confidential Information or the Company’s physical resources, including without limitation, the Company’s office space, equipment, supplies or facilities, or (iii) that it relates in any manner to the business of the Company. This includes, without limitation, all ideas, inventions, business methods and other creations conceived or made by the Executive either alone or with others in connection with the performance of the Executive’s services for the Company. The Executive agrees to, and does hereby, assign to the Company all of the Executive’s right, title and interest throughout the world in all such work product, and agrees to execute such documents, and to take such other actions, as may be reasonably requested by the Company to effect the Company’s rights in all such work product.

Section 9. Post-Termination Obligations.

During the term of the Executive’s employment hereunder and for one (1) year after the Date of Termination, the Executive shall, upon reasonable notice, use his reasonable best efforts to cooperate with the Company (without materially interfering with the Executive’s other business commitments) by providing such information and assistance to the Company as may reasonably be required by the Company at the Company’s expense in connection with any litigation not commenced by or involving the Executive in which the Company is, or may become, a party.

Section 10. Mitigation of Damages.

The Executive shall be under no obligation to seek other employment or to mitigate damages and, unless there has been a material violation by the Executive of the various post-employment restrictive covenants set forth in Sections 7, 8, or 9 (subject, in all cases, to the materiality, notice and cure provisions set forth in Section 7.4), there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

Section 11. Notices.

All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Northern Tier Energy LLC

37 Danbury Road

Suite 204

Ridgefield, CT 06877

Attention: General Counsel

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Arthur H. Kohn

To the Executive, using the most recent contact information, including address, provided by the Executive to the Company.

Notice shall be deemed given and effective upon the occurrence of (a) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, (b) the next business day after delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service, or (c) delivery in person or by personal courier.

Section 12. Arbitration.

Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by one (1) arbitrator selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Rules of Practice and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrator within fifteen (15) days of the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrator, any party to such Dispute may request that JAMS select such arbitrator, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first arbitrator selected to settle any such Dispute. If such Disputes are consolidated and more than one arbitrator has been selected to settle any of such Disputes, the parties to such Dispute shall, within twenty (20) days of such consolidation, appoint one arbitrator so selected to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 12 elsewhere, such proceeding shall be conducted and any decision shall be rendered in Ridgefield, Connecticut or at a venue to be selected by mutual agreement of the parties to such Dispute. The award rendered by the arbitrator shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

Section 13. Legal Fees.

Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement; provided, however, that the arbitrator, judge, or other tribunal presiding over a Dispute may order that the non-prevailing party shall pay all such fees and expenses for the prevailing party.

Section 14. Assignment.

The Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. The Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Additionally and notwithstanding the preceding to the contrary, the Executive and the Company agree that the transfer and assignment of any equity compensation shall be governed by the ManageCo LPA and the NTI LPA, as applicable. Subject to the first two (2) sentences of this Section 14 and the express provisions of Section 22, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 15. Amendment.

This Agreement may only be amended by written agreement of the parties hereto.

Section 16. Beneficiaries; References.

The Executive shall be entitled to select (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine or neuter.

Section 17. Severability.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 18. Waiver.

No waiver by the Company or the Executive of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or the Executive of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement, except as shall be expressly required by this Agreement.

Section 19. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 6 and Sections 7, 8 and 9 hereunder shall remain in effect as long as is necessary to give effect thereto.

Section 20. Key Man Life Insurance.

During the Term, the Company may purchase a key man life insurance policy or policies on the life of the Executive (the “Key Man Insurance”), the premiums for which will be paid by the Company. The Key Man Insurance does not include any life insurance provided by the Company to the Executive pursuant to employee benefit programs. All rights associated with the Key Man Insurance policy or policies will be held and allocated by the Company. The Company, in its sole discretion, but subject to the last sentence of this Section 20, may select the amount and type of Key Man Insurance purchased, and the Executive will have no interest in any such policy. The Executive agrees to comply with all usual or customary requirements that the underwriter of a life insurer may request in order to evaluate whether to issue the policy, including, without limitation, the Executive’s release of personal medical information to insurer’s underwriter and undergoing medical examinations and/or tests. The Executive is not and shall not be deemed to have made any representation or warranty to the Company concerning the Executive’s insurability. The Key Man Insurance will terminate upon the termination of the Executive’s employment with the Company. Additionally, and notwithstanding the preceding to the contrary, in the event the amount of Key Man Insurance adversely affects the amount of life insurance the Executive seeks and is qualified to obtain at any time during the Term, then the Company agrees to reduce the amount of the Key Man Insurance to an amount that does not exceed fifty percent (50%) of the aggregate amount of life insurance available to insure the Executive.

Section 21. Governing Law.

This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Connecticut, without reference to rules relating to conflicts of law.

Section 22. Effect on Prior Agreements.

This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company and the Executive relating to services performed by the Executive for the Company. Under no circumstances shall the Executive be entitled to any other payments or benefits of any kind, except for the payments and benefits described or referred to herein or in the formation and/or governing documents of the Company or its Subsidiaries, NTI, LP or ManageCo, LP, unless otherwise agreed to by the Company and the Executive in writing.

Section 23. Withholding.

The Company shall be entitled to withhold from payment to the Executive any amount of withholding required by law.

Section 24. Headings.

The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

Section 25. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

Section 26. Compliance with IRC Section 409A.

Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company, the Company has determined in good faith that the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will, to the extent required under Section 409A of the Code, defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be deferred if deferral will avoid such acceleration or additional tax, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined in good faith by the Company and the Executive, that does not cause such an accelerated or additional tax and that preserves, to the greatest extent possible, the value (both in amount and considering promptness of payment), of such payments or other benefits to the Executive. The Executive and the Company intend that (A) the payment of the cash severance benefits under or based on Sections 6.6(a)(2) or 6.7(a)(2)(i) shall be exempt from treatment as nonqualified deferred compensation subject to Section 409A to the maximum extent permitted as separation pay due to involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii); accordingly, notwithstanding anything in this Agreement to the contrary, payment of any cash severance benefits under or based on Sections 6.6(a)(2) or 6.7(a)(2)(i) shall be paid no later than the last day of the Executive’s second (2nd) taxable year following the taxable year of the Date of Termination; and (B) that the payment for the Executive’s continuation coverage under Sections 6.7(a)(3) or 6.10(a)(2) for any period beyond the period of time the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a health insurance plan of the Company under COBRA if Executive elected such coverage and paid the applicable premiums for such period, if any, is subject to the exemption under Treasury Regulation Section 1.409A-1(b)9)(v) for the provision of in-kind benefits or reimbursements for a limited period of time. In the event that payments under this Agreement are deferred pursuant to this Section 26 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 26 without interest. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 26; provided, that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to the Executive’s “termination of employment” shall refer to the Executive’s separation of services with the Company within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

[Signature Pages Follow]

Northern Tier Energy LLC

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Vice President, Finance

/s/ Hank Kuchta
Hank Kuchta

EXHIBIT A

RELEASE OF CLAIMS

THIS GENERAL RELEASE (this “Release”) has been signed by Hank Kuchta (the “Executive”) on the date indicated below. In consideration of the premises set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1. Employment Status. The Executive’s employment with Northern Tier Energy LLC, a Delaware limited liability company (the “Company”) will terminate effective as of the close of business on [•].

2. Payment and Benefits. Conditioned upon the Executive executing this Release and this Release becoming effective as provided in Paragraph 12 below, the Company shall provide the Executive payment in full and final settlement of any amounts that may be due to the Executive pursuant to Sections 6.6(a)(2) and (3) and Section 6.7(a)(2)(i) of the Employment Agreement entered into by and between the Executive and the Company, effective as of December 1, 2010 (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Employment Agreement

3. No Liability. This Release does not constitute an admission by the Company, or any of its divisions, trustees, officers, directors, partners, agents, or employees, or by the Executive, of any unlawful acts or of any violation of federal, state or local laws or of any breach of the terms of any agreement, arrangement or understanding.

4. Executive Release. In consideration for the Company paying the Executives any amounts that may be due to the Executive pursuant to Sections 6.6(a)(2) and (3) and Section 6.7(a)(2)(i) of the Employment Agreement, the Executive irrevocably and unconditionally releases, acquits and discharges the Company and its shareholders, members, officers, directors, employees and agents, and all of its affiliates, and all of their shareholders, members, officers, directors, employees and agents (collectively, the “Releasees”) from any and all claims or causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever (collectively, “Claims) that the Executive has ever had, now has or may have against the Releasees, in law, admiralty or equity, whether known or unknown to the Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date the Executive signs this Release arising out of or related to the Executive’s employment or termination of such employment. The Executive hereby waives any and all rights the Executive may have, directly or indirectly, now or at any time in the future of any nature, with respect to any claim, charge, or lawsuit, arising out of the Executive’s employment and termination of employment up and through the date the Executive executes this Release, including for purposes of obtaining any monetary award, reinstatement of employment or for any equitable relief. The Executive acknowledges that this Release includes, but is not limited to, all Claims arising under federal, state or local laws prohibiting employment discrimination and all Claims growing out of any legal restrictions on the Company’s right to terminate its employees including any common law and/or breach of contract, whistleblower, tort, or retaliation claims and all Claims related to payment of compensation. This Release also specifically encompasses all Claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), all Claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefit Protection Act, all Claims under the Employee Retirement Income Security Act (“ERISA”), all Claims under the Family and Medical Leave Act (“FMLA”), all Claims under the Fair Credit Reporting Act, all Claims under the National Labor Relations Act, and all Claims of employment discrimination under the Americans with Disabilities Act (“ADA”) as well as any applicable state laws concerning the Executive’s employment. The Executive agrees not to file any claim, charge or cause of action arising out of the Executive’s employment and termination of employment against the Releasees. The Executive further agrees that the Executive will not permit any such claim to be filed on the Executive’s behalf. Notwithstanding the preceding two sentences or any other provision of this Release to the contrary, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this Release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. Additionally, notwithstanding anything in this Release to the contrary, this Release shall not release, modify or discharge any Claims related to or arising under (i) employee benefit programs, plans and practices of the Company in accordance with the terms thereof, (ii) Sections 6.3 or 6.4 of the Employee Agreement or (iii) the formation and/or governing documents of the Company or its Subsidiaries, NTI, LP or ManageCo, LP.

5. Bar. The Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is released under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding.

6. Entire Agreement—Affirmation of Restrictive Covenants. This Release contains all the understandings between the Company and the Executive pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including the Employment Agreement, except as specifically provided herein. The Executive represents that, in executing this Release, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Release or otherwise. Notwithstanding the foregoing, the Executive acknowledges and agrees that the provisions of Sections 7, 8 and 9 of the Employment Agreement shall remain in full force and effect.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles.

8. Acknowledgment. The Executive acknowledges that he has read this Release, understands it, and voluntarily accepts its terms, and that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. The Executive further acknowledges that he has been given this Release on [•] and may consider entering into this Release for a period of twenty one (21) days from the date stated in this paragraph 8.

9. Revocation. The Executive has a period of seven (7) days following the execution of this Release during which the Executive may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

10. Authority. The Executive hereby expressly represents and warrants that he has the full authority to enter into this Release and fully understands that this Release is a legally binding document.

IN WITNESS WHEREOF, the Executive has executed this Release on the date written below.

EXECUTIVE:

Hank Kuchta

DATE